February 28, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Mediscience Technology Corp. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated February 26, 2005. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding material weaknesses in internal accounting controls or any remediation efforts related thereto.


Very truly yours,


/s/  Parente Randolph, LLC